Exhibit 10.51

LEASE AGREEMENT

BETWEEN

DELTA AIR LINES, INC.

AND

WORLDSPAN, L.P.

TABLE OF CONTENTS

Article

1	DEFINITIONS.

2.	PREMISES LEASED

3.	TERM OF LEASE

4.	RENEWAL OPTIONS

5.	USE OF PREMISES

6.	RENT

7.	PAYMENT OF TAXES AND UTILITY COSTS

8.	CONSTRUCTION OF BUILDING

9.	MAINTENANCE OF PREMISES

10.	PROVISION OF UTILITIES AND SECURITY AND OTHER SERVICES

11.	ALTERATIONS AND FIXTURES

12.	SIGNS

13.	LIENS

14.	TITLE TO IMPROVEMENTS

15.	INDEMNIFICATION

16.	INSURANCE

17.	RIGHT OF ENTRY

18.	ASSIGNMENTS, ENCUMBRANCES AND SUBLETTING

19.	DAMAGE OR DESTRUCTION OF PREMISES

20.	CONDEMNATION

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21.	INGRESS AND EGRESS

22.	SALE OF DATA CENTER AND RIGHT OF FIRST REFUSAL

23.	COMPLIANCE WITH LEGAL REQUIREMENTS

24.	LATE PAYMENTS

25.	DEFAULT AND DELTA’S REMEDIES

26.	HOLDING OVER

27.	UNAVOIDABLE DELAY

28.	NOTICES

29.	WAIVERS

30.	SCOPE AND AMENDMENT

31.	MISCELLANEOUS

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LEASE AGREEMENT

This LEASE AGREEMENT made and entered into this 7th day of February, 1990, by and between DELTA AIR LINES, INC., a Delaware corporation with its principal offices at Hartsfield Atlanta International Airport, Atlanta, Georgia 30320 (hereinafter referred to as “Delta) and WORLDSPAN, L.P., a Delaware limited partnership, with its principal office at                                              (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

WHEREAS, pursuant to a certain General Agreement, dated February 7, 1990, by and among Delta, Trans World Airlines, Inc., Trans World PARS, Inc., Trans World Computer Services, Inc., NWA. Inc., Northwest Airlines, Inc., Northwest PARS, Inc., Northwest Computer Services, Inc., Delta Ventures I, Inc., Delta Ventures II, Inc., Delta Ventures III, Inc., PARS Marketing Partnership, PARS Service Partnership and NEWCRS Limited, Inc. (the “General Agreement”), the parties to such General Agreement have caused Tenant to be formed for the purpose of developing, operating and marketing a neutral “no host” computer reservations system (“CRS”); and

WHEREAS, Delta is willing to construct a building which will contain space for the CRS operations of Tenant and to lease such space to Tenant;

NOW, THEREFORE, for and in consideration of the rent and other charges hereinafter specified to be paid and the covenants, conditions, and agreements set out hereinafter to be observed and performed by the parties, Delta and Tenant agree as follows:

ARTICLE 1.           DEFINITIONS.

For the purposes of this Lease and in addition to the terms defined elsewhere in this Lease, the following defined terms shall have the meanings ascribed thereto in this Article 1:

“Additional Rental” shall mean the sums payable pursuant to paragraph B of Article 6 of this Lease.

“Affiliate” shall mean an Affiliate as such term is defined in the Fourth Amended and Restated Limited Partnership Agreement, dated as of February 7, 1990, among Delta Ventures I, Inc., Delta Ventures II, Inc., Delta Ventures III, Inc., Trans World PARS, Inc., Northwest PARS, Inc. and NEWCRS Limited, Inc., as such Fourth Amended and Restated Limited Partnership Agreement is hereinafter amended.

“Base Rental” shall mean the sums payable pursuant to paragraph A of Article 6 of this Lease.

“Commencement Date” shall mean the date on which the Premises are deemed substantially complete. The Premises shall be deemed substantially complete upon completion of the following conditions:

(a)           The Building and all other improvements (including, without limitation, any tenant improvements to be constructed by Delta), installations and matters shown on the final plans and specifications approved by Tenant shall have been substantially completed in accordance with such final plans and specifications and all scaffolding and hoists shall have been removed from the Building;

(b)           Delta shall have received a permanent certificate of occupancy from the appropriate governmental authorities with respect to the Premises permitting the use of the Premises for the purposes permitted under Article 5 hereof;

(c)           Tenant shall have a reasonable and unobstructed means of access to the Premises and the Data Center;

(d)           All access roads, curb cuts and parking areas shall have been paved except for the so-called “finish coat” and all permits required in connection with any of the foregoing shall have been obtained;

(e)           All of the Building’s sanitary, plumbing, electrical, security, heating, ventilating, air conditioning, fire safety, monitoring and other systems shall be completed and available to Tenant and in good working order;

(f)            Delta shall have given Tenant at least thirty (30) days prior notice of the date on which Delta estimates the conditions set forth in subsections (a) through (e) above shall be met; provided, that if, after giving such notice, it shall appear to Delta that all of said conditions will not be met within such thirty (30) day period, Delta shall give Tenant a further notice setting forth Delta’s estimate of the date on which all said conditions will be met, which revised date shall be at least fifteen (15) days after the date of such further notice and the condition set forth in this subsection (f) shall not be deemed met until such revised date; and

(g)           Six (6) months notice and access shall have been given to Tenant prior to substantial completion to permit completion of Tenant installations (telephone, data, wiring, etc.). Tenant and Delta agree to cooperate during such six-month period to ensure that Tenant’s work may be completed within such period without Tenant’s contractor interfering with the performance of the construction of the Data Center by Delta’s prime contractor.

“Common Areas” shall mean those areas of the Data Center described on Attachment 1 hereto, to be used in common by Delta, Tenant and any other tenants or subtenants of the Building, and their respective agents, employees, guests, invitees and licensees.

“Computer Data Operations Center” shall mean a facility used for the operation of computers, computer networks and associated telecommunications equipment and uses incidental to the operation of such equipment.

“Data Center” shall mean the land and other real property described on Attachment 1 hereto, the building to be constructed thereon in accordance with plans and specifications to have been approved and accepted by Delta and Tenant unless otherwise agreed to by Delta and Tenant which will contain space for housing Tenant’s CRS operations (the ‘Building’) and all other improvements on or appurtenant to said land and other real property.

“Impositions” shall mean any and all federal, state, county, municipal and local taxes, assessments, levies and other charges imposed upon the land, buildings and improvements constituting the Data Center, or any tax, assessment, levy or other charge imposed upon the rentals provided for hereunder or under any agreement between Tenant and any subtenant of Tenant; provided, however, that Impositions shall not include any municipal, state, federal or governmental income, capital levy or stock, estate, excise (unless such excise tax is imposed upon rentals), succession, inheritance, transfer or gains taxes assessed against or chargeable to Delta or any tenant of Delta (other than Tenant) or any franchise taxes imposed upon Delta or any tenant of Delta (other than Tenant). Impositions imposed on a graduated basis shall be computed as if the Data Center were the sole asset of Delta.

“Mechanical/Electrical Facility” shall mean the facility to be constructed as part of the Building comprising part, of the Data Center which facility will provide mechanical, electrical, heating, ventilating, air conditioning, fire life safety, security, redundancy, monitoring, sprinkler and all other environmental support for the Building called for on the plans and specifications for the Data Center approved by Tenant and Delta.

“Net Usable Area” shall mean as to the Premises, or any other area of the Building intended to be occupied, the areas within the outside permanent Building walls, measured to the inside surface of such walls, and to the inside surface of any wall or partition separating the Premises or such other area from any other portion of the Building, and shall exclude Common Areas.

“Operating Expenses” shall mean all costs of management, operation and maintenance of the Data Center including, without limitation, wages, salaries and payroll burden of janitorial, maintenance, guard and other services, service and maintenance contracts, materials and supplies consumed in connection with such services, all other costs of maintenance and repairs to the Data Center (but not capital improvements, except as hereinafter provided), deductibles under insurance covering the Data Center (except as hereinafter provided) and premiums associated with property insurance maintained by Delta hereunder with respect to the Data Center, and payments to reserves established pursuant to any regular program of self-insurance permitted under this Lease, utilities (except as provided in clause (viii) below) and security and other services as provided in Article 10 hereof. Notwithstanding the immediately preceding sentence, the term “Operating Expenses” shall not include (i) Impositions, (ii) the cost of and depreciation on capital improvements, except as provided below, (iii) costs reimbursed from insurance proceeds and the cost of losses realized by reason of self insurance, whether pursuant to deductibles under insurance policies or otherwise, unless such deductible provisions were approved by Tenant pursuant to paragraph C of Article 16 hereof, in which case all such deductibles associated with any casualty to the Common Areas or the Mechanical/Electrical Facility shall be Operating Expenses, (iv) ground rents, if any, and debt service on any indebtedness, working capital loans and other long term or other debt of Delta, (v) leasing commissions, advertising expenses and promotional expenses incurred in connection with the leasing or subleasing of space in the Building, (vi) management fees (provided, however, this exception shall not extend to payments under service and maintenance contracts), (vii) the cost of services furnished to Delta’s portion of the Building to the extent that such services exceed the level of services furnished to the Premises, (viii) electricity furnished to the Premises and other occupied portions of the Building, provided the electricity furnished to the Premises and other occupied portions of the Building is separately metered (Tenant shall pay such amount evidenced by separate meter covering the Premises directly to Delta in accordance with Article 7 hereof), (ix) expenditures for initial construction of the Building and for correcting construction defects, including repairs made from time to time for such purpose, (x) imputed rent with respect to unoccupied portions of the Building, (xi) sums paid to affiliates of Delta in excess of market rates, (xii) damages, awards or judgments against Delta (provided, however, such exception in no way affects Tenant’s obligations under Article 15 hereof), and (xiii) insurance costs, if any, relating to coverage in excess of amounts specified in Article 16 hereof, unless expressly otherwise agreed between Delta and Tenant; provided, however, fire and extended coverage casualty insurance shall not be deemed to be in excess of the amounts specified in Article 16 if such coverage is in an amount less than or equal to the replacement value of the Data Center.

Except as provided below, Operating Expenses shall include the amortized cost of, and no approval of Tenant shall be required with respect to, capital replacements, capital improvements or other capital expenditures to or with respect to the Data Center (a) which are necessary in order to repair or replace systems or other portions of the Data Center and maintain the integrity of the Data Center, (b) which are required by any governmental authority but which were not so required prior to the Commencement Date, (c) which are required in order to ensure that the Data Center is insurable pursuant to Article 16 hereof, or (d) which are designed and intended to create efficiencies in the operation of the Data Center and therefore reduce Operating Expenses; provided, however, that with respect to such capital replacements, capital improvements and capital expenditures described in clause (d) above, the amortized cost to be included in Operating Expenses for any period for any such capital replacement, capital improvement or capital expenditure shall not exceed the actual savings in Operating Expenses reasonably estimated to have been produced by such capital replacement, capital improvement or capital expenditure during such period, unless Tenant has specifically approved such capital replacement, capital improvement or capital expenditure in advance. If any capital replacement, capital improvement or capital expenditure described in any of clauses (a) through (d) above relates to the Mechanical/Electrical Facility, then Tenant shall have the right to approve the plans and specifications for such capital replacement, capital improvement or capital expenditure, which approval shall not be unreasonably withheld or delayed. Capital replacements, capital improvements and other capital expenditures described above shall be amortized at an interest rate equal to one (1) percentage point in excess of the Prime Rate in effect at the time the capital replacement, capital improvement or other capital expenditure is completed, and shall be amortized over the following period: (x) with respect to capital replacements, capital improvements and other capital expenditures described in clauses (a), (c) or (d) above, on a straight-line basis over the remainder of the initial term of this Lease, or, if such capital replacement, capital improvement or capital expenditure is made during a renewal term, over the remaining term of this Lease, as extended, (y) with respect to capital replacements, capital improvements or other capital expenditures described in clause (b) above, on a straight-line basis over the shorter of (i) the economic useful life of the capital replacement, capital improvement or capital expenditure or (ii) the remainder of the initial term of this Lease, or, if such capital replacement, capital improvement or capital expenditure is made during a renewal term, over the remaining term of this Lease, as extended. Notwithstanding the above, if any such capital replacement, capital improvement or capital expenditure relates solely to the requirements of Tenant, but not to the requirements of the Data Center generally, then Tenant shall pay the full cost of such capital replacement, capital improvement or capital expenditure directly to Delta, rather than all or any portion of the amortization of the cost, and if any such capital replacement, capital improvement or capital expenditure relates solely to the requirements of Delta (or tenants of space other than the Premises), Tenant shall not be required to pay the cost or all or any portion of the amortized cost of such replacement, improvement or expenditure.

“Premises” shall mean the space within the Building leased by Tenant hereunder and described in Attachment 1 hereto.

“Prime Rate” shall mean the rate of interest publicly announced by Citibank, New York, New York as its prime rate of interest as in effect on the applicable date, or, if Citibank discontinues such prime rate, the prime rate publicly announced from time to time by another similar bank in the New York area designated by Delta with the approval of Tenant.

“Rental” shall mean, collectively, Base Rental and Additional Rental payable pursuant to the terms of this Lease.

“Tenant’s Percentage Share” shall mean the percentage figure obtained by dividing the Net Usable Area of the Premises by the sum of the Net Usable Area of the Premises plus the Net Usable Area of the other occupiable portions of the Building, and by multiplying such quotient by 100. For purposes of Article 6 of this Lease, and in the event Tenant’s

Percentage Share is changed during a month by reason of a change in the Net Usable Area of the Premises or the Building, Tenant’s Percentage Share shall be determined on the basis of the number of days during such month at each such percentage share.

ARTICLE 2.           PREMISES LEASED

Delta does hereby demise and let unto Tenant and Tenant does hereby hire and lease from Delta those premises depicted in Attachment 1 hereto as the Premises, subject to and only in accordance with the terms of this Lease. Tenant shall also have the right to use, in common with Delta and any other tenants or subtenants of the Building, the Common Areas. Attachment 1 shall include a legal description of the site of the Data Center, a description of the state of title of such site, and a diagram or other description of the Premises, the Mechanical/Electrical Facility and the Common Areas. Upon determination of the information necessary to prepare Attachment 1, Tenant and Delta each agree to take all actions necessary on such party’s part to complete and affix to this Lease Attachment 1.

ARTICLE 3.           TERM OF LEASE

The initial term of this Lease shall be for a period of thirty (30) years, commencing on the Commencement Date and terminating on the date which is thirty (30) years after the Commencement Date, unless sooner terminated as hereinafter provided in this Lease.

ARTICLE 4.           RENEWAL OPTIONS

A.            Upon expiration of the initial Lease term, and provided an Event of Default has not occurred and is continuing, Tenant is hereby granted the options, exercisable in the case of each such option not less than fifteen (15) months prior to the expiration of either the initial Lease term or the applicable renewal term, to renew this Lease in respect of the Premises for two additional terms of ten (10) years each at a fair market rental value, to be determined in accordance with the standards specified in paragraph B below and agreed upon by Tenant and Delta or determined as hereinafter provided. If Tenant and Delta have not agreed upon the fair market rental value for the Premises by not later than ninety (90) days following Tenant’s notice of the exercise of a renewal option, such fair market rental value shall be determined as described in paragraph B below.

B.            In the event Tenant and Delta do not timely agree upon the fair market rental value for the Premises, in order to determine the fair market rental value applicable to a renewal term, Tenant and Delta shall, by a date not later than one hundred ten (110) days following Tenant’s notice of the exercise of a renewal option, each select an appraiser, whose fees shall be paid, respectively, by Tenant and Delta. Those two appraisers shall, within fifteen (15) days of the appointment of the last of such two appraisers to be appointed, then select a third appraiser, whose fee shall be shared equally by the Tenant and Delta; provided, however, that if such two appraisers cannot agree upon the selection of the third appraiser, or do not so select a third appraiser within such fifteen (15) day period, then such third appraiser shall be appointed by the American Arbitration Association. Each of the three appraisers shall, within fifteen (15) days of the appointment of the third appraiser, independently appraise the fair market rental value of the Premises for the relevant renewal term. For purposes of those appraisals, fair market rental value shall mean the rental value, payable in cash in monthly installments, as of the expiration date of the initial term or renewal term, as appropriate, immediately preceding the renewal term to be appraised, that a bona fide willing lessee who is not in possession and a bona fide willing lessor who is under no compulsion to lease are willing to pay or accept to lease the Premises for the relevant renewal term. Such fair market rental value shall be determined by reference to all of the terms of this Lease, but without reference to any improvements made to the Premises at the sole expense of Tenant. Tenant’s option to lease shall be at the fair market rental value as determined by the average of the two closest appraisals. Tenant shall have the right to rescind its election to renew the term of this Agreement by giving Delta written notice of such determination to rescind within thirty (30) days of notice to Tenant of the fair market rental value determined through appraisal as provided above. If the fair market rental value for a renewal term has not been determined in advance of the commencement of such renewal term, then the Base Rental shall continue at the rate for the preceding term, but shall be retroactively adjusted to the commencement date of such renewal term upon determination of the fair market rental value for such renewal term, unless Tenant rescinds its election to renew the term of this Agreement as provided above. If Tenant exercises any option to renew granted by this Lease, this Lease (together with any remaining renewal option) shall continue in full force and effect for said renewal term.

ARTICLE 5.           USE OF PREMISES

A.            The Premises shall be used solely for business purposes of Tenant permitted by the Fourth Amended and Restated Limited Partnership Agreement, dated as of February 7, 1990, among Delta Ventures I, Inc., Delta Ventures II, Inc., Delta Ventures III, Inc., Trans World PARS, Inc., Northwest PARS, Inc. and NEWCRS Limited, Inc., as such Fourth Amended and Restated Limited Partnership Agreement is hereinafter amended, provided that any use of the Premises other than as a Computer Data Operations Center shall not interfere with or disrupt the use by Delta or any tenant of Delta (other than Tenant) of the Building (other than the Premises) as a Computer Data Operations Center and shall be subject to Delta’s approval, which approval shall not be unreasonably withheld or delayed.

B.            In the event this Lease is assigned by Tenant pursuant to Article 18 hereof or any portion of the Premises is sublet pursuant to Article 18 hereof, the assignee or subtenant, as the case may be, shall not use the Premises for any use which interferes with or disrupts the use by Delta or any tenant of Delta (other than Tenant) of the Building (other than the Premises) as a Computer Data Operations Center and, if such assignee or subtenant, as the case may be, desires to use the Premises for any use other than as a Computer Data Operations Center, such use shall be subject to Delta’s approval, which approval shall not be unreasonably withheld or delayed.

C.            Delta agrees that if Delta or any tenant of Delta (other than Tenant) uses the Building (other than the Premises) for any use other than as a Computer Data Operations Center, such use shall not interfere with or disrupt the use by Tenant or any subtenant of Tenant of the Premises as a Computer Data Operations Center and shall be subject to Tenant’s approval, which approval shall not be unreasonably withheld or delayed.

D.            Neither Delta nor Tenant shall use or permit the use of the Data Center in any manner that will or is likely to create waste or a nuisance or take or omit to take, subject to the provisions of Article 1 hereof, any other action which may interfere with or disturb the use or enjoyment of the Data Center, as permitted by this ease, by the other or any other tenant occupying any portion of the Data Center, including the use or enjoyment of the Common Areas.

Tenant and Delta shall cooperate in the preparation of mutually acceptable standards for the security of the Data Center. Such agreed upon standards shall be binding upon Tenant, Delta and all tenants, subtenants or other occupants of the Data Center and the failure to comply with such agreed upon standards shall constitute a breach of this Lease.

ARTICLE 6.           RENT

A.            Base Rental

Tenant shall pay to Delta a monthly Base Rental equal to Two Hundred Seventy-Seven Thousand Seven Hundred Twenty-Five Dollars and Forty Cents ($277,725.40), which would be the amount necessary to amortize the principal sum of $27,000,000 in 360 equal monthly installments, payable in arrears, bearing interest at the rate of twelve percent (12%) per annum, and with each installment applied first to the interest then due and payable and the balance to principal. Said rental shall be payable monthly in advance, on the first day of each and every month during the term hereof, without abatement or set-off unless expressly provided for in this Lease. In the event the term of this Lease commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month then the monthly rental for the first and last fractional months of the term hereof shall be prorated by multiplying the monthly Base Rental by a fraction, the numerator of which is (i) with respect to such initial fractional month, the number of days from and including the Commencement Date and to and including the last day of such initial calendar month, and (ii) with respect to such last fractional month, the number of days from and including the first day of such last calendar month and to and including the termination date of the Lease, and the denominator of which is thirty (30).

Such Base Rental may be adjusted as provided in Articles 4, 8 and 20 hereof.

B.            Additional Rental

In addition to the Base Rental payable pursuant to paragraph A above, Tenant shall pay as Additional Rental for the period from and after the Commencement Date (i) Tenant’s Percentage Share of (a) Operating Expenses and (b) Impositions as provided in paragraph B of Article 7, (ii) utility charges as provided in paragraph A of Article 7 and Tenant Impositions as provided in paragraph B of Article 7, and (iii) all other payments to be made by Tenant to Delta pursuant to Articles 9, 10 and 16 of this Lease and all other payments to be made by Tenant to Delta with respect to capital improvements, capital replacements or other capital expenditures as provided in Article 1 of this Lease. Operating Expenses prior to the first January 1 to occur after the Commencement Date shall be estimated based upon a budget prepared by Delta and approved by Tenant, which approval shall not be unreasonably withheld or delayed. For each succeeding calendar year of this Lease, the estimate of Operating Expenses shall be based upon actual Operating Expenses for the previous calendar year (with respect to the first full calendar year, adjusted, if necessary, to reflect a Commencement Date on a date other than January 1). Tenant shall pay one-twelfth (1/12th) of Tenant’s Percentage Share of such estimated Operating Expenses (“Tenant’s Estimated Operating Expenses”) for the calendar year on the first (1st) day of each calendar month. By April 1 of each calendar year following the Commencement Date, Delta shall furnish to Tenant a statement of Delta’s actual Operating Expenses for the previous calendar year and the calculation of Tenant’s Estimated Operating Expenses for the current calendar year. Tenant agrees to pay Delta, within thirty (30) days after receipt of Delta’s statement, any amount of Tenant’s Percentage Share of actual Operating Expenses which was not previously paid as Tenant’s Estimated Operating Expenses for such previous calendar year. If for any calendar year the amount of Tenant’s Estimated Operating Expenses paid by Tenant during such calendar year is greater than Tenant’s Percentage Share of actual Operating Expenses during such calendar year, as shown by Delta’s statement or, if audited, by the audit thereof described below (provided such auditor’s determination is confirmed by Delta or otherwise determined to be correct), then, (i) if such overpayment is less than $50,000.00, Delta shall apply and credit such overpayment in reduction of the next accruing installment of Additional Rental payable by Tenant to Delta, and (ii) if such overpayment is greater than $50,000.00, Delta shall refund to Tenant the entire amount of any such overpayment within ten (10) days of Tenant’s written request to Delta for payment of such amount. If such audit reflects an underpayment by Tenant with respect to the period audited, then Tenant shall pay to Delta the entire amount of such underpayment within ten (10) days of receipt of Delta’s invoice therefor. Tenant shall have the right, within one hundred eighty (180) days after receipt of Delta’s statement of actual Operating Expenses for the previous calendar year, to cause Delta’s books and records relating to Operating Expenses to be audited by a Big Eight accounting firm designated by Tenant and reasonably acceptable to Delta, and Delta shall cooperate with Tenant and such accountants in connection with any such audit; provided, however, that Tenant shall pay all costs and expenses of such audit unless such audit reveals that the amount of Operating Expenses set forth in Delta’s statement for the previous calendar year exceeds the actual amount of such Operating Expenses for such calendar year as disclosed by such audit by more than five percent (5%) (and provided further that such auditor’s determination is confirmed by Delta or otherwise determined to be correct), in which event Delta shall pay the costs and expenses of such audit, including the fees and expenses of Tenant’s accountant.

C.            Address for Payment of Rental

All payments to be made to Delta under this Lease should be sent to “Cashier, Delta Air Lines, Inc., Hartsfield Atlanta International Airport, P. 0. Box 20533, Atlanta, Georgia 30320-2533”, or at such other place as Delta may from time to time designate in writing. All payments hereunder shall be in lawful money of the United States. Any payment of Base Rental or Tenant’s Estimated Operating Expenses made hereunder which is not in same day funds shall be paid two business days in advance of the date such payment would otherwise be due.

ARTICLE 7.           PAYMENT OF TAXES AND UTILITY COSTS

A.            Utilities

Among other costs, Tenant shall, for the period from and after the Commencement Date, be solely responsible for the cost of all utilities for the Premises, including, without limitation, electricity, water, gas, heating, ventilation, air conditioning, sewer and telephone equipment and services.  If, pursuant to Article 10 hereof, Delta incurs or pays such expenses then (i) if the charges relate to the Data Center as a whole, such amounts shall be included in Operating Expenses; and (ii) to the extent any such utilities are separately metered with respect to the Premises and the other occupied portions of the Data Center, such expenses shall not be included in Operating Expenses and Tenant shall reimburse Delta for the separately metered amounts pertaining to the Premises at Delta’s cost thereof within ten (10) days of receipt of Delta’s invoice therefor.

B.            Taxes and Other Charges

Tenant shall pay to Delta an amount equal to (i) any and all Impositions assessed or due with respect to any alteration, improvement or addition made to the Premises at the sole expense of Tenant or any subtenant of Tenant and any and all Impositions with respect to the rental provided for hereunder or under any agreement between Tenant and any subtenant of Tenant (“Tenant Impositions”), and (ii) Tenant’s Percentage Share of all other Impositions (except those Impositions assessed or due with respect to any alteration, improvement or addition made, at the sole expense of Delta or any tenant of Delta other than Tenant, to any area of the Building intended to be occupied exclusively by Delta or a tenant of Delta (other than Tenant) (“Delta Impositions”)). The Net Usable Area associated with an addition subject to a Tenant Imposition or a Delta Imposition shall not be included in the numerator or the denominator of the fraction used in calculating Tenant’s Percentage Share of all other Impositions. Impositions with respect to Tenant’s Removable Property (as defined in Article 11 hereof) or with respect to any other property of Tenant or Tenant’s subtenants, real or personal, shall be the sole responsibility of Tenant and shall be paid directly by Tenant to the taxing authority. If the taxing authority makes a separate determination of the amount due as a Tenant Imposition, then Tenant shall pay such amount. If no such determination is made, Tenant and Delta shall attempt to agree upon the amount to be paid by Tenant but if Tenant and Delta do not agree upon the amount to be so paid by Tenant, then the matter shall be determined by arbitration upon the request of either party.

Tenant shall pay all amounts required to be paid by Tenant to Delta pursuant to this paragraph B within ten (10) days after a bill is rendered therefor by Delta, but in no event shall Tenant be required to pay such amount more than thirty (30) days before such taxes become delinquent. In the event any assessment is, by law, payable in installments Delta shall, at Tenant’s option, elect to pay the same in installments; however, Tenant shall be responsible for Tenant’s Percentage Share of all installments of such assessment accruing during the term of this Lease. Any Imposition relating to a fiscal period of a taxing authority, a part of which period is included within the term of this Lease and a part of which period is included in a period of time before the Commencement Date or after the expiration or termination of this Lease, shall be appropriately prorated between the parties.

Tenant shall have the right to require that Delta take reasonable lawful action specified by Tenant to contest the amount or validity of any Impositions, with the costs and expenses incurred in connection with any such contest to be borne by Tenant or, if Delta shall not promptly undertake to do so and thereafter institute and conduct with diligence such contest, to institute and/or conduct in Tenant’s name or in the name of Tenant and/or Delta, such contest. Tenant shall be entitled to Tenant’s Percentage Share of any refunds or savings resulting from proceedings to reduce any Impositions (determined after deducting all costs and expenses of procuring same). Tenant shall also be entitled to any discounts for timely or early payment of Tenant Impositions and to Tenant’s Percentage Share of any discounts for timely or early payment of other Impositions (except Delta Impositions).

ARTICLE 8.           CONSTRUCTION OF BUILDING

A.            Delta agrees to purchase the site upon which the Building will be located and to design and construct the Building. The site shall be selected by Delta but shall be subject to the approval of Tenant, and, in connection with such approval, Tenant shall act in good faith and in the best interests of Tenant and consistently with the uses of the Data Center by Tenant and Delta contemplated by this Lease. Delta may lease, rather than purchase, the site upon which the Building will be located, provided Tenant approves the leasing of such site, and Tenant, in connection with such approval, shall act in good faith and in the best interests of Tenant and consistently with the uses of the Data Center by Tenant and Delta contemplated by this Lease. Each of the following items, if raised by Tenant as an objection to the leasing of the Data Center site, shall constitute an objection raised in good faith in such connection:

(i)            failure of the overlandlord named in such lease (the “Overlease”) of the Data Center site to enter into a non-disturbance agreement with Tenant in form reasonably satisfactory to Tenant, which shall include provisions recognizing Tenant’s entitlement to insurance proceeds and condemnation awards to the extent provided in Articles 16 and 20 of this Lease.

(ii)           failure of the provisions of this Lease to prevail over provisions of the Overlease.

B.            In order to construct the Building as expeditiously as possible, and in a manner satisfactory to both Tenant and Delta, Tenant and Delta agree to cooperate to attempt to achieve the following stages of completion as of the dates specified:

(i)            within 60 days after the date of this Lease, (a) determination of the site of the Data Center, including approval by Tenant and Delta of the environmental review of such site; and (b) agreement between Tenant and Delta with respect to the “footprint” of the Building and the size and configuration of the Building;

(ii)           within 120 days after the date of this Lease, the determination of mutually acceptable design criteria for the Building; and

(iii)          within 180 days after the date of this Lease preliminary drawings and specifications, together with such other working drawings, reports, studies and analyses as shall be sufficient to enable Tenant and Delta, upon establishment of a fixed price, maximum upset price or guaranteed maximum price for construction of the Data Center, as Delta shall elect, to decide whether the Data Center shall be constructed under a “fast-track” method of construction, and Delta will endeavor within such 180-day period to procure and to quote to Tenant, based upon such fixed price, maximum upset price or guaranteed maximum price, as Delta shall elect, a construction price for the Premises, Tenant’s allocated share of the Mechanical/Electrical Facility and Tenant’s allocated share of the Common Areas (“Tenant’s Construction Price”), which price shall be the basis for fixing, prior to commencement of construction, the Base Rental for the Premises, subject to adjustment for change orders, as hereinafter provided. Tenant and Delta agree to cooperate with each other to attempt to achieve a mutually acceptable allocation between Tenant and Delta of the contractor’s quoted price with respect to the Building, the Mechanical/Electrical Facility and the Common Areas, which allocation shall form the basis for the quote to Tenant of Tenant’s Construction Price. If Tenant and Delta do not agree upon such allocation prior to commencement of construction, construction need not be delayed until the determination of such allocation, however, at the request of either Tenant or Delta, such allocation shall be determined by arbitration.

If, at the end of any of the time periods specified above, the decisions and/or determinations to have been made during such time period have not been made (other than Delta’s failure to quote a fixed price, maximum upset price or guaranteed maximum price, as Delta shall elect, provided Tenant and Delta have reached agreement upon all matters required to be taken into account in quoting such fixed price, maximum upset price or guaranteed maximum price), or, if, at the end of such 180-day time period, Tenant does not agree to the construction of a building under a “fast-track” method of construction, Delta shall have the option to (x) appropriate the site for its own use and construct a building as a single-use building for Tenant on another site to be purchased by Delta and approved by Tenant as provided in paragraph A of this Article 8; (y) construct the Building as a single-use building for Tenant on the site selected, if such site was approved by Tenant in accordance with paragraph A above; or (z) continue to design and construct the Building as a joint-use building for Tenant and Delta on a site selected in accordance with the provisions of this Article 8. Delta shall have no obligation to reimburse

Tenant for any costs or expenses Tenant may have incurred in connection with the preparation by Tenant or by architects/engineers retained by Tenant of Tenant’s specifications for the Data Center, including, but not limited to, the Premises, or in connection with approval of the site, including environmental review of the site.

C.            If, pursuant to the provisions of paragraph B hereof, Delta elects to appropriate the site for its own use and to construct a building as .a single-use building for Tenant on another site, or, alternatively, not to occupy any portion of the Data Center, and instead, to have Tenant be the sole tenant of the Data Center facility, then and in either such event the following rules shall apply and the provisions of this Lease shall be amended as hereinafter in this paragraph C provided, and in the event of any discrepancy between the provisions of this paragraph C and other provisions of this Lease, the provisions of this paragraph C shall prevail:

(i)            The Commencement Date of the Lease shall be tied to substantial completion of the Data Center and there shall be no necessity to distinguish between the Premises, on the one hand, and the Data Center, on the other, it being the intention hereof that the definition of substantial completion shall apply to the Data Center as a whole which shall have been constructed for occupancy by Tenant and/or those subtenants, if any, deriving rights of occupancy through Tenant.

(ii)           Tenant’s Percentage Share shall mean 100%.

(iii)          The premises leased shall be the entire Data Center and Attachment 1 shall be amended to reflect such fact. In such event, the demised premises shall consist of the entire parcel of land, the entire Building and all improvements erected on the parcel of land constituting the Data Center. In such event, references in this Lease to the Premises and to the Data Center shall have the same meaning. The terms “Data Center” and “Building” shall apply whether the building to be constructed is to be constructed on the site initially approved or a substitute site.

(iv)          Article 5, paragraph A and Article 18, paragraph A, subparagraphs (c) and (d), shall be amended to provide that Tenant may use and occupy the Premises for any lawful purpose, but nothing contained in such provisions shall limit or affect the provisions of Article 11 pertaining to Tenant’s duty to restore the Data Center or certain alterations made to the Data Center to their original condition upon the expiration or earlier termination of the Lease. Paragraphs B and C of Article 5 shall be deleted, the balance of paragraph D of Article 5 following the word “nuisance” shall be deleted and the remaining reference to Delta in such paragraph D shall be deleted.

(v)           The Base Rental which Tenant shall pay to Delta shall be calculated and paid as provided in Article 6 hereof, as adjusted pursuant to Article 8 hereof; provided, however, that for purposes of said Article 8, Tenant’s Construction Price shall be based upon the construction price for the entire

Data Center exclusive of the cost of the land on which the Data Center is located. The foregoing Base Rental, regardless of how computed, shall be a net rental which shall be net to Delta.

(vi)          Tenant shall pay directly all operating expenses of the Data Center, to the end that the Base Rental shall be net to Delta, and paragraph B of Article 6 shall be amended accordingly. There will be no necessity for separate metering as provided in Article 7, paragraph A and Tenant shall procure all Utilities and pay all utility charges incurred in connection with the operation or maintenance of the Data Center.

(vii)         Tenant shall pay all Impositions and shall pay them directly to the taxing authorities subject to the Tenant’s right to contest Impositions as provided in Article 7, paragraph B.

(viii)        The design for the Data Center facility shall be prepared by Tenant at Tenant’s expense using architects, engineers and other professionals of Tenant’s selection, but the design and the professionals shall be subject to the approval of Delta, which approval Delta shall not unreasonably withhold or delay, and Article 8, shall be amended accordingly.

(ix)           All costs and expenses incurred after the Commencement Date in connection with repairs, alterations or capital improvements, in order to comply with legal requirements as set forth in Article 23 hereof, shall be made by Tenant at Tenant’s cost and expense.

(x)            Tenant shall maintain and make all repairs to the Data Center as shall be required from time to time, in accordance with the standards set forth in Article 9 hereof, at Tenant’s sole cost and expense, and Article 9 shall be amended accordingly.  Any capital expenditures required in connection with the maintenance or repair of the Data Center shall be made at Tenant’s sole cost and expense. Delta shall assign to Tenant all warranties and guaranties pertaining to construction of the Data Center.

(xi)           Tenant shall provide all services to the Data Center at Tenant’s sole cost and expense and Article 10 shall be amended accordingly.

(xii)          Article 11 shall be amended to permit Tenant to make all alterations to the Data Center which Tenant wishes to have made, without Delta’s consent, subject to the provisions of said Article 11 which require Tenant, at the expiration or earlier termination of the Lease, to restore those improvements made to the Data Center for which Delta’s consent was not obtained and subject also to subparagraphs (i), (ii) and (iv) of such Article 11, paragraph A. Delta’s consent to alterations requested to be made by Tenant shall not be unreasonably withheld or delayed.

(xiii)         Article 15, paragraph B shall be deleted and shall be replaced with the following provision:

Delta shall indemnify, defend and hold harmless Tenant, its partners, and their respective directors, officers and employees and the agents and employees of Tenant, from and against any and all claims, actions, judgments, liabilities, losses, damages or expenses arising out of any negligence or willful misconduct of Delta or any of its directors, officers, agents, contractors or employees occurring at or with respect to the Data Center or any part thereof or from any breach or default in the performance of any obligation on Delta’s part to be performed under the provisions of this Lease, and from any and all reasonable costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. Tenant shall notify Delta of any claim made against Tenant which would be the subject of the indemnities given herein and Delta shall have the right to defend and/or compromise said claim.

(xiv)        Tenant shall maintain and carry all insurance covering the Data Center which shall be subject to the limits set forth in Article 16. Tenant, and/or Delta, shall procure the fire and extended coverage insurance called for under Article 16. Delta shall have no obligation to carry Workers’

Compensation insurance or Employers’ Liability insurance. All liability insurance (other than Workers’ Compensation insurance and Employers’ Liability insurance) required to be carried by Tenant shall name Delta as an additional insured and all casualty insurance, other than rent insurance, covering the Data Center (other than insurance covering Tenant’s Removable Property) shall name Delta as loss payee.

(xv)         The provisions of Article 18, paragraph A, subparagraph (d) shall be amended to eliminate the percentage limitation on the amount of space which Tenant may sublet, and the provisions of Subdivision B of Article 18 shall be deleted.

In the event the Data Center is occupied solely by Tenant, as provided in this paragraph C, Delta and Tenant agree to enter into a restated and amended lease reflecting the provisions of this paragraph C.

D.            Delta will secure Tenant’s approval of the plans and specifications relating to the Premises, the Common Areas and the Mechanical/Electrical Facility prior to commencing construction. Notwithstanding the preceding sentence, if Tenant and Delta agree that the Building is to be constructed under a “fast-track” method of construction, Tenant acknowledges that complete plans and specifications for the Premises, Common Areas and Mechanical/ Electrical Facility are unlikely to be available prior to commencement of construction of the Premises, Common Areas and Mechanical/Electrical Facility. If such is the case, Delta will provide plans and specifications for each phase of construction to Tenant for approval as such plans and specifications become available and prior to commencement of construction of the particular phase described in such plans and specifications. The timing of submissions and approvals or disapprovals shall be governed by paragraph F of this Article 8.

E.             The architects/engineers and general contractor to be retained by Delta to design and construct the Premises, Common Areas and Mechanical/Electrical Facility shall be selected by Delta but shall be subject to the approval of Tenant, which approval shall not be unreasonably withheld or delayed. If Tenant chooses to hire or retain any architects/engineers or other professionals or consultants in addition to those selected by Delta and approved by Tenant as provided above, then Tenant shall pay all costs and expenses of such additional architects/engineers or other professionals or consultants.

F.             The construction of the Building shall be performed in a good and workmanlike manner and in compliance with all applicable building, zoning and other federal, state and local laws, ordinances, regulations, requirements and codes. The Premises, Common Areas and Mechanical/Electrical Facility will be constructed in accordance with the plans and specifications approved by Delta and Tenant, which plans and specifications will conform to the basic guidelines agreed to by Tenant and Delta pursuant to paragraph B (ii) of this Article 8 or as such guidelines are modified by the mutual agreement of Tenant and Delta. If Tenant’s Construction Price, determined in the same manner as provided in paragraph B (iii) of this Article 8, is in excess of Thirty-Two Million Dollars ($32,000,000.00) (the “Construction Allowance”), then Delta, at the request of Tenant, will cooperate with Tenant in redesigning the Premises, Common Areas and/or Mechanical/Electrical Facility so as to reduce the cost. Tenant shall have the right to approve all change orders to the construction contract that relate to the Premises, the Common Areas and/or the Mechanical/Electrical Facility. In connection with such approval, Delta will provide Tenant with all information provided to Delta by the contractor with respect to the effect of a proposed change order on Tenant’s Construction Price. If Tenant believes the information provided by said contractor is insufficient to enable Tenant to adequately evaluate the impact of such change order on Tenant’s Construction Price, then Delta shall provide Tenant with access to said contractor so as to enable Tenant to attempt to obtain such additional information with respect to said cost as Tenant shall require. If Tenant’s Construction Price, adjusted to reflect change orders approved by Tenant (“Tenant’s Adjusted Construction Price”), is in excess of the Construction Allowance, then the Base Rental set forth in paragraph A of Article 6 hereof shall be increased by an amount equal to the amount which would be necessary to amortize a principal sum equal to the amount by which Tenant’s Adjusted Construction Price exceeds the Construction Allowance, in 360 equal monthly installments, payable in arrears, bearing interest at the rate of twelve percent (12%) per annum, with each installment applied first to the interest then due and payable and the balance to principal. Said adjusted Base Rental shall be payable monthly in advance, on the first day of each and every month during the term hereof, without abatement or set-off unless expressly provided for in this Lease, as provided in Article 6 of this Lease.

If Tenant’s Adjusted Construction Price is less than Twenty-Seven Million Dollars ($27,000,000.00), then the Base Rental provided in paragraph A of Article 6 hereof shall be an amount equal to the amount necessary to amortize the principal sum equal to Tenant’s Adjusted Construction Price, in 360 equal monthly installments, payable in arrears, bearing interest at the rate of twelve percent (12%) per annum plus or minus fifty percent (50%) of the difference between twelve percent (12%) and the Market Rate (as hereinafter defined), with each installment applied first to the interest then due and payable and the balance to principal. Said adjusted Base Rental shall be payable monthly in advance, on the first day of each and every month during the term hereof, without abatement or set-off unless expressly provided for in this Lease, as provided in Article 6 of this Lease. For purposes of this paragraph E, the term “Market Rate” shall mean the average rate of interest, based upon quotes obtained by Delta from three major Atlanta area banks, on or prior to the Commencement Date, that Delta would pay as of the Commencement Date for secured conventional first-mortgage financing, self-liquidating over a term of thirty (30) years and providing for level annual debt service, in a principal amount not in excess of the appraised value of the underlying security.

F.             Tenant and Delta shall cooperate in the preparation of a mutually acceptable schedule for approvals with respect to the plans and specifications for the Premises, Common Areas and Mechanical/Electrical Facility, which schedule shall provide timetables for approvals/disapprovals by Tenant and the consequences of failure to meet such timetables.

G.            Delta agrees to commence construction of the Data Center within fourteen (14) months of the date of this Lease, provided, however, that Delta shall not be responsible for any delays resulting from causes outside the control of Delta, including, but not limited to, causes of the type described in Article 27 hereof, any delays caused by Tenant, any delays resulting from failure to achieve the stages of completion described in paragraph B, clauses (i) through (iii) above as of the dates specified therein, and any delays resulting from a determination to build a single-use building for Tenant as provided in paragraph B of this Article 8 (any such delay being hereinafter referred to as an “Excusable Delay”). If the commencement of construction of the Building is delayed as a result of any Excusable Delay, then the period of time within which Delta is to commence construction of the Data Center shall be extended by the number of days of such Excusable Delay. If construction is not commenced within fourteen (14) months of the date of this Lease plus the period of Excusable Delay, Tenant shall have the right upon thirty (30) days advance written notice to Delta to terminate this Lease. Upon any such termination of this Lease, neither Tenant nor Delta shall have any responsibility to reimburse the other for costs incurred in connection with the selection, approval and acquisition of the site, or the design or planning of the construction of the Data Center.

H.            In order to protect against violation of the rule against perpetuities as in effect in the State of Georgia, this Lease shall terminate if the Commencement Date has not occurred prior to January 1, 2010.

ARTICLE 9.           MAINTENANCE OF PREMISES

Delta shall maintain, or cause to be maintained, in good order and repair, in a manner consistent with first-class buildings of a similar nature, subject to normal wear and tear, the Data Center, with the exception of improvements made by Tenant, unless otherwise agreed to by Tenant and Delta.

Delta shall prepare, prior to the Commencement Date, and with the cooperation of Tenant, an operation and maintenance manual, setting forth the specifications for operation and maintenance of the Data Center. The operation and maintenance manual shall be subject to the approval of Tenant, which approval shall not be unreasonably withheld or delayed. Delta’s operation and maintenance of the Data Center shall be performed in accordance with the specifications set forth in such operation and maintenance manual. All costs and expenses related to the maintenance of the Data Center shall be included in Operating Expenses; provided, however, that if any such repair is caused by the negligence or willful misconduct of Tenant, its partners, their respective directors, officers or employees or the directors, officers, agents, contractors, subtenants, invitees or employees of Tenant, then, unless such repairs shall be governed by the provisions of Article 19 and paragraphs G and H of Article 16, Tenant shall pay the entire cost of such repair directly to Delta and, if any such repair is caused by the negligence or willful misconduct of Delta, its directors, officers, agents, contractors, tenants (other than Tenant), invitees or employees, Tenant shall not be required to bear any portion of the cost thereof and Delta shall make such repair at Delta’s sole cost and expense.

ARTICLE 10.                         PROVISION OF UTILITIES AND SECURITY AND OTHER SERVICES

A.            Subject to Article 7 hereof, Delta shall provide, or cause to be provided, all utilities to the Premises, including, but not limited to, heating, ventilation and air conditioning, gas, water and electricity.

B.            Delta shall also provide, or cause to be provided, security service protecting the Data Center and, if requested by Tenant, loading dock, cleaning, lamping, garbage disposal services, the cost of which shall be included in Operating Expenses, provided, however, any such services which shall be provided to the Premises but which shall not be provided to the other portions of the Building intended for occupancy, shall be billed to Tenant directly, and further provided any such services which shall be provided to the portions of the Building other than the Premises intended for occupancy but which shall not be provided to the Premises, shall not constitute Operating Expenses and shall be paid by Delta.

C.            Delta shall prepare, prior to the Commencement Date, and with the cooperation of Tenant, a services manual, setting forth the services to be provided and specifications for such services. The services manual shall be subject to the approval of Tenant, which approval shall not be unreasonably withheld or delayed. Delta’s performances of services with respect to the Premises shall be performed in accordance with the specifications set forth in such services manual.

ARTICLE 11.                         ALTERATIONS AND FIXTURES

A.            Tenant shall make no changes, alterations, additions, or improvements (“Alterations”), nor do any work in connection therewith in, on, or about the Data Center, including the Premises, without the prior written approval of Delta, which approval shall not be unreasonably withheld or delayed; provided, however, that if Tenant has submitted a written request to Delta with respect to a desired Alteration to the Premises and Delta has refused to consent to such request, then Tenant may make such Alteration to the Premises, but shall be obligated to restore the Premises to their original condition as relates to such Alteration, subject to normal wear and tear, upon the expiration or other termination of this Lease. Any Alterations made by Tenant, whether with the consent of Delta or otherwise, are subject to the following additional conditions:

(i)            the Alterations must be performed in a first class manner and in compliance with all applicable laws;

(ii)           the Alterations may not impair the structural integrity of the Building and/or the Data Center or otherwise permanently disrupt the operation of or substantially interfere with or interrupt the performance of any of the Building systems;

(iii)          if the Alterations will result in a disruption of services to all or any portion of the Data Center other than the Premises, although temporary, the timing of such disruption shall be subject to the approval of Delta, which approval shall not be unreasonably withheld or delayed; and

(iv)          Tenant must provide Delta with a complete set of as built plans and specifications relating to such Alterations.

During the term hereof Tenant may, at its own expense, install or place in the Premises, and may substitute and remove, any items of Tenant’s trade fixtures, equipment and other personal property (including computer processing equipment) used or useful in Tenant’s business and installed, erected or placed in the Premises at Tenant’s expense (collectively, “Tenant’s Removable Property”). Upon expiration or other termination of this Lease, Tenant shall have the right to remove Tenant’s Removable Property, provided that Tenant shall, at its own expense, restore and repair any damage to the Premises resulting from the removal of Tenant’s Removable Property, normal wear and tear excepted.

B.            Delta agrees that it will not make any Alterations to the Data Center that do not meet the following conditions:

(i)            the Alterations must be performed in a first class manner and in compliance with all applicable laws;

(ii)           the Alterations may not impair the structural integrity of the Building and/or the Data Center or otherwise permanently disrupt the operation of or substantially interfere with or interrupt the performance of any of the Building systems;

(iii)          if the Alterations will result in a disruption of services to the Premises, the Mechanical/Electrical Facility or the Common Areas, although temporary, the timing of such disruption shall be subject to the approval of Tenant, which approval shall not be unreasonably withheld or delayed; and

(iv)          Delta must provide Tenant with a complete set of as built plans and specifications relating to such Alterations.

Data agrees further that it will not make any Alterations to the Premises, the Mechanical/Electrical Facility or the Common Areas, other than those described under the definition of the term “Operating Expenses” herein contained, without obtaining the prior written approval of Tenant, which approval shall not be unreasonably withheld or delayed.

C.            An addition to the space which Tenant or any Subtenant of Tenant may occupy as a result of any Alterations made the Premises shall be incorporated into and become part of the Premises for all purposes of this Lease, except as otherwise provided herein.

ARTICLE 12.                         SIGNS

Neither Tenant nor any subtenant of Tenant nor Delta nor any subtenant of Delta (except Tenant) shall erect, install, or place any signs on or about the exterior of the Data Center without the prior written approval of Delta or Tenant. Each party shall have the right to select its interior signage, an such signage shall not be subject to the approval of the other party,

ARTICLE 13.                         LIENS

Neither Delta nor Tenant shall permit any mechanics and materialmen liens to be filed against the Data Center or any part thereof or Tenant’s or Delta’s interest therein, by reason of work, labor, services or materials supplied or claimed to have been supplied to, at or on the Data Center, or any improvements thereto, by anyone or as a result of such party’s (or such party’s subtenant’s) repairs, alterations or improvements to the Data Center pursuant to the terms of this Lease or otherwise. If any such lien is filed or asserted, such party shall, within forty-five (45) days after receipt of notice of the filing thereof, cause the same to be discharged of record as to such property or interest by payment, deposit, bond, order of court or otherwise. Nothing contained in this Lease shall be construed as constituting the express or implied consent to or permission of Delta to any activity or conduct that would give rise to any such lien against the Data Center, or any part thereof.

ARTICLE 14.                         TITLE TO IMPROVEMENTS

All alterations or improvements to the Premises made by Tenant at Tenant’s expense shall be and remain the property of Tenant during the term of this Lease. Subject to the provisions of Article 11, title to such improvements and alterations shall immediately, and without further action, vest in Delta upon the termination of this Lease by expiration or otherwise. Title to all Tenant’s Removable Property installed in or located on the Premises at Tenant’s expense shall remain Tenant’s property and Tenant shall have the right to remove such items in accordance with the terms of Article 11 hereof.

ARTICLE 15.                         INDEMNIFICATION

A.            Tenant shall indemnify, defend, and hold harmless Delta, its directors, officers, agents, and employees from and against any and all claims, actions, judgments, liabilities, losses, damages, or expenses arising out of Tenant’s use of the Premises or the conduct of Tenant’s business in the Premises, Tenant’s acts or omissions in connection with its use of the Common Areas or from any activity or work which may be permitted or suffered by Tenant in the Premises or from any breach or default in the performance of any obligation on Tenant’s part to be performed under the provisions of this Lease or otherwise arising from any negligence or willful misconduct of Tenant, its partners or their respective directors, officers or employees or the directors, officers, agents, contractors, subtenants, invitees or employees of Tenant, occurring at or with respect to the Data Center or any part thereof, and from any and all reasonable costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. Delta shall notify Tenant of any claim made against Delta which would be the subject of the indemnities given herein and Tenant shall have the right to defend and/or compromise said claim.

B.            Delta shall indemnify, defend and hold harmless Tenant, its partners and their respective directors, officers and employees and the directors, officers, employees and agents of Tenant from and against any and all claims, actions, judgments, liabilities, losses, damages or expenses arising out of Delta’s use of the space in the Building intended to be occupied exclusively by Delta or a tenant of Delta (other than Tenant) (“Delta’s Exclusive Space”) or the conduct of Delta’s business in Delta’s Exclusive Space, Delta’s acts or omissions in connection with its use of the Common Areas or from any activity or work which may be permitted or suffered by Delta in Delta’s Exclusive Space or from any breach or default in the performance of any obligation on Delta’s part to be performed under the provisions of this Lease or otherwise arising from any negligence or willful misconduct of Delta or any of its directors, officers, agents, contractors, tenants (other than Tenant), invitees or employees, occurring at or with respect to the Data Center or any part thereof, and from any and all reasonable costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. Tenant shall notify Delta of any claim against Tenant which would be the subject of the indemnities given herein and Delta shall have the right to defend and/or compromise said claim.

ARTICLE 16.                         INSURANCE

A.            Tenant shall obtain and keep in force during the term of this Lease, comprehensive general liability coverage insurance in an amount not less than $25,000,000 combined single limit coverage for bodily injury, personal injury, and property damage. Such insurance policy or policies shall contain contractual liability endorsement which shall cover Tenant’s obligations pursuant to paragraph A of Article 15 of this Lease and shall name Delta as an additional insured to the extent of Delta’s interest as set forth in said Article 15, paragraph A. Tenant shall obtain and keep in force during the term of this Lease standard fire and extended coverage casualty insurance, including debris removal, upon all Tenant’s Removable Property, and these insurance policies shall be for a minimum of 90% of the replacement value; provided, however, that if Tenant requests, Delta shall maintain such insurance at Tenant’s sole cost and expense with loss payable to Tenant. Additionally, Tenant shall obtain and keep in force during the term of this Lease Workers’ Compensation insurance covering all persons employed by Tenant in the amounts required by the applicable laws and Employer’s Liability insurance in an amount not less than $500,000 to cover Tenant’s employees.

B.            All insurance provided for in paragraph A of this Article shall be paid by the Tenant. Furthermore, if Tenant’s use or occupancy of the Premises, for any purpose other than as a Computer Data Operations Center, increases the cost of any insurance carried by Delta in reference to the Data Center, or any part thereof, then Tenant shall be responsible for such increased premiums and shall promptly reimburse Delta for its cost of such increased premiums.

C.            Delta shall obtain and keep in force during the term of this Lease, comprehensive general liability coverage insurance in an amount not less than $25,000,000 combined single limit coverage for bodily injury, personal injury, and property damage. Such insurance policy or policies shall contain Contractual liability endorsement which shall cover

Delta’s obligations pursuant to paragraph B of Article 15 of this Lease and shall name Tenant as an additional insured to the extent of Tenant’s interest as set forth in said Article 15, paragraph B.  Delta shall obtain and keep in force during the term of this Lease standard fire and extended coverage casualty insurance, including debris removal, upon the Data Center and all portions and components thereof including Tenant’s Alterations, and such insurance policies shall be for a minimum of 90% of the replacement value. During the construction period, this insurance shall be carried as Builder’s Risk insurance. At the request of Tenant, Delta will name Tenant as an additional insured for business interruption and loss of use and occupancy under Delta’s builder’s risk policy during the period of construction provided (i) any additional cost by reason of so naming Tenant as an additional insured shall be paid by Tenant and (ii) such insurance is obtainable at such time. If Delta does not carry business interruption and loss of use and occupancy insurance covering the Data Center during the period of construction, then Tenant shall pay the entire cost of such coverage, if Tenant requests such coverage. Additionally, Delta shall obtain and keep in force during the term of this Lease Workers’ Compensation insurance covering all persons employed by Delta in the amounts required by the applicable laws and Employer’s Liability insurance in an amount not less than $500,000 to cover Delta’s employees. If requested by Tenant, Delta will obtain and keep in force insurance Covering Tenant’s rental obligations under this Lease, however, such insurance shall be at the sole cost and expense of Tenant with loss payable to Tenant. Any deductible provisions in the standard fire and extended coverage casualty insurance maintained by Delta shall be subject to the approval of Tenant, which approval shall not be unreasonably delayed. Any deductibles pursuant to a provision so approved and associated with a casualty to the Premises shall be paid in full by Tenant to Delta, and any such deductible associated with a casualty to the Common Areas or Mechanical/ Electrical Facility shall be treated as an Operating Expense as provided in Article 1 of this Lease.

D.            All insurance to be maintained by Delta or Tenant under this Lease shall be procured from financially sound and reputable insurance companies reasonably satisfactory to Delta and Tenant. Prior to taking occupancy of the Premises, Delta and Tenant shall each deliver to the other certificates evidencing such insurance required to be maintained by Delta or Tenant hereunder. The policies evidencing such insurance shall provide that they shall not be cancelled or modified except after thirty (30) days prior written notice of intention to modify or cancel has been given to Delta and Tenant. At least ten (10) days prior to the expiration date of any policy to be maintained by Delta or Tenant hereunder, Delta or Tenant, as the case may be, shall deliver to the other a renewal policy or “binder” therefor.

E.             Neither Delta nor Tenant shall carry insurance covering the hazards provided for in paragraphs A and C hereof, under separate policies of insurance, whether or not in limits in excess of the amounts provided in such paragraphs A and C, respectively, unless such insurance shall also name both Delta and Tenant as additional or named insureds, as provided in said paragraphs A, C and G, respectively.

F.             Neither Tenant nor Delta shall use the Premises or the Data Center nor permit the Premises or the Data Center to be used nor acts to be done thereon, which will cause a cancellation of the insurance maintained by Tenant or Delta specified in this Article 16. Tenant and Delta shall each, at its own expense, comply with all insurance company requirements pertaining to Tenant’s or Delta’s use of the Data Center, or any part thereof (other than requirements necessitating capital replacements, capital improvements or other capital expenditures to the Data Center, which replacements, improvements or expenditures shall be governed by the provisions of Article 1 hereof), so that the Data Center shall at all times be insurable for fire, extended coverage and risks as set forth in this Article 16.

G.            Delta and Tenant each agrees to include in its fire insurance policies covering the Data Center, Premises or Alterations thereto, as the case may be, and/or personal property, fixtures and furnishings located at the Data Center or the Premises, as the case may be, appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against the other, its employees and agents, with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all rights of recovery against any party for losses covered by such policies. If either party at any time is unable to obtain in said policies either of the clauses described in the preceding sentence, that party shall, if possible, have the other named in such policies as one of the assureds but with loss adjusted with and payable to the party carrying the insurance. If a party shall be named as one of the assureds in accordance with the foregoing, the party agrees to endorse promptly to the order of the party carrying the insurance, without recourse, any check, draft or order for the payment of money representing the proceeds of any such policy or representing any other payment growing out of or connected with said policies which may through oversight or otherwise be made payable to such party, and each party does hereby irrevocably waive any and all rights in and to such proceeds and payments. If any additional premium is charged for any such clause or clauses or naming, the party carrying the insurance shall be released from the obligation hereby imposed unless the other party shall agree to pay such additional premium.

H.            Provided that Delta’s and Tenant’s right of full recovery under its policy or policies aforesaid is not adversely affected or prejudiced thereby, Delta and Tenant hereby waive any and all right of recovery which either may otherwise have against the other party, its servants, agents and employee, for loss or damage occurring to the Data Center or the Premises, as the case may be, or any part thereof, or to the personal property of Delta or Tenant, as the case may be, to the extent that the loss or damage is covered by insurance, notwithstanding that such loss or damage may result from the negligence or fault of the other party, its servants, agents or employees. If either party shall be or become partially or wholly a self-insurer by not maintaining insurance in an amount sufficient to prevent such party from becoming a co-insurer under the usual co-insurance clause, by maintaining insurance containing deductibles in excess of those approved pursuant to paragraph C of this Article 16 or by not maintaining insurance, then it shall be deemed for the purpose of the foregoing waivers that any loss or damage suffered by such party was covered by said party’s insurance to the extent that it would have been so covered had said party maintained fire insurance with extended coverage in an amount sufficient to prevent such party from becoming a co-insurer under the usual co-insurance clause pursuant to a policy or policies providing for deductibles in the amount or amounts approved pursuant to paragraph C of this Article 16.

ARTICLE 17.                         RIGHT OF ENTRY

Tenant shall permit Delta and its agents to enter upon the Premises at all reasonable times, and upon reasonable prior notice in light of the circumstances, for the purpose of inspecting the Premises, making repairs or alterations or providing services in accordance with the terms of this Lease, showing the Premises to prospective tenants during the last year of the term hereof or while any Event of Default remains uncured or to purchasers or lenders or for posting such reasonable notices as Delta may desire to protect the public safety or for performing any other reasonable acts related to the safety, protection or preservation of the Premises and/or the Data Center.

ARTICLE 18.                         ASSIGNMENTS, ENCUMBRANCES AND SUBLETTING

A.            Assignments, Encumbrances and Subletting by Tenant

(a)           Except as expressly permitted pursuant to this Article 18, Tenant shall not, without the prior written consent of Delta, assign, transfer, pledge, mortgage or otherwise encumber this Lease or any interest herein, or Tenant’s improvements to the Data Center, by operation of law or otherwise, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. Any of the foregoing acts without such consent shall be void and shall, at the option of Delta, after notice and an opportunity to cure as provided in Article 25, paragraph A, subparagraph (ii) hereof, constitute an Event of Default hereunder.

(b)           Notwithstanding the provisions of subparagraph (a) hereof, Tenant may assign this Lease, without Delta’s consent, to any Qualified Assignee (as hereinafter defined); provided, that such Qualified Assignee shall execute and deliver to Delta an agreement in form and substance reasonably satisfactory to Delta whereby such Qualified Assignee shall agree to be bound by and upon all the covenants and agreements set forth in this Lease on the part of Tenant to be performed from and after the date of such assignment. A Qualified Assignee means any entity resulting from a merger or consolidation with Tenant, or any entity which acquires all or substantially all of the assets of Tenant. In the event of an assignment of this Lease to a Qualified Assignee which otherwise complies with the provisions of this subparagraph (b), Tenant shall and shall be deemed to be released from all obligations and liabilities of Tenant to be performed from and after the date of such assignment.

(c)           Notwithstanding the provisions of subparagraph (a)   hereof, Tenant may sublease the Premises, or a portion thereof, without Delta’s consent, to

(i)            any entity in which Tenant has an equity interest in excess of twenty-five percent (25%), provided that such sublessee uses the Premises as a Computer Data Operations Center or, if Tenant has received Delta’s approval with respect to a different use of the Premises in accordance with Article 5 hereof, such approved use; and/or

(ii)           any entity performing functions on behalf of Tenant for use in connection with the business being conducted by Tenant in the Premises.

(d)           Notwithstanding the provisions of subparagraph (a) hereof but subject to subparagraph (e) below, Tenant shall have the right from time to time to sublease (i) during the five-year period commencing on the Commencement Date, an aggregate of not more than sixty percent (60%) of the Premises, and (ii) during the remainder of the initial term and any renewal term hereof, an aggregate of not more than fifty percent (50%) of the Premises, for a term or terms which shall end not later than the day preceding the expiration date of the term of the Lease or the then current renewal term, provided Tenant obtains Delta’s prior written consent as to the intended use and manner of use of the portion of the premises to be so subleased if such portion is to be used other than as a Computer Data Operations Center, which consent shall not be unreasonably withheld or delayed.

(e)           Prior to subleasing any space in the Premises pursuant to subparagraph (d) above, Tenant shall offer such space to Delta upon specified terms. If Delta declines to take such space upon the terms so specified, then Tenant shall have the right to sublease such space, but only upon such specified terms (or upon terms more favorable to Tenant than such specified terms) and in accordance with subparagraph (d) above; provided, however, that if Tenant desires to enter into a sublease of space pursuant to subparagraph (d) above within the initial six months of the term hereof, then Tenant shall have the right to do so pursuant to such subparagraph (d) provided (i) that Tenant offered such space to Delta at or within one (1) month prior to the commencement of construction of the Data Center upon specified terms and Delta declined to take such space upon such specified terms, and (ii) the sublease shall be upon such specified terms or upon terms more favorable to Tenant. If Delta has declined to take space offered pursuant to this subparagraph (e) and Tenant has not subleased such space within six (6) months of the date Delta declined to take such space (or within the first six (6) months of the term of this Lease in the case of space offered to Delta at or prior to commencement of construction), then Tenant shall be required to again offer such space to Delta, as provided in this subparagraph (e), prior to any subleasing of such space by Tenant pursuant to subparagraph (d) hereof.

(f)            Except with respect to an assignment permitted under subparagraph (b) above, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the rental and perform all other obligations to be performed by Tenant hereunder. The acceptance of rental by Delta from any other person or entity shall not be deemed to be a waiver by Delta of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.

B.            Lease by Delta of Portions of the Building to Entities Other than Tenant

(a)           Except as expressly provided in this Article 18, Delta agrees that, so long as the Lease is in effect, Delta will not lease space in the Building to any entity other than Tenant, without obtaining the prior written consent of Tenant if such space is to be used for any purpose other than as a Computer Data Operations Center, which consent shall be limited to use and manner of use of such space by the prospective lessee and shall not be unreasonably withheld or delayed. Prior to leasing any space pursuant to this subparagraph (a) (other than space leased pursuant to subparagraph (b) of this paragraph B), Delta shall offer such space to Tenant upon specified terms. If Tenant declines to lease such space upon the terms so specified, then Delta shall have the right to lease such space, but only upon such specified terms (or terms more favorable to Delta than such specified terms) and in accordance with this subparagraph (a); provided, however, that if Delta desires to lease space pursuant to this subparagraph (a) within the initial six months of the term of this Lease, then Delta shall have the right to do so pursuant to this subparagraph (a) provided (i) that Delta offered such space to Tenant for lease at or within one (1) month prior to the commencement of construction of the Data Center upon specified terms and Tenant declined to lease such space upon such specified terms, and (ii) the lease shall be upon such specified terms or upon terms more favorable to Delta. If Tenant has declined to lease space offered pursuant to this subparagraph (a) and Delta has not leased such space within six (6) months of the date Tenant declined to lease such space

(or within the first six (6) months of the term of this Lease in the case of space offered to Tenant at or prior to the commencement of construction), then Delta shall be required to offer such space to Tenant, as provided in this subparagraph (a), prior to any leasing of such space by Delta pursuant to this subparagraph (a).

(b)           Notwithstanding subparagraph (a) of this paragraph B, Delta shall have the right to lease space in the Building, without the consent of Tenant and without first offering such space to Tenant as provided in subparagraph (a) of this paragraph B, to

(i)            any entity in which Delta has an equity interest in excess of twenty-five percent (25%), provided that such lessee uses such space as a Computer Data Operations Center, or, if Delta has received Tenant’s approval with respect to a different use of such space in accordance with Article 5 hereof, for such approved use; and/or

(ii)           any entity performing functions on behalf of Delta for use in connection with the business being conducted by Delta in the Building.

ARTICLE 19.                         DAMAGE OR DESTRUCTION OF PREMISES

A.            In the event that fire damage or other casualty is sustained at any time to any portion of the Data Center and (1) as a result of said casualty the Premises or a portion thereof are rendered untenantable or, by reason of such damage to the Data Center, the Premises or a portion thereof are rendered unusable for the conduct of Tenant’s business therein, (2) in the judgment of a reputable independent architect selected by Tenant in good faith for the purpose of determining the time period which would be required to repair and restore the damage caused by such casualty, such damage cannot be repaired within one (1) year from the date of said casualty, and (3) the damage is of such extent and nature as to render the remainder of the Premises (exclusive of the portions of the Premises so rendered untenantable or unusable for the conduct of Tenant’s business therein) unsuitable or inadequate for the conduct of Tenant’s business therein, then Tenant shall have the right to terminate this Lease by written notice to Delta within forty-five (45) days after the date of said damage.

B.            If this Lease is not terminated pursuant to paragraph A above, then Delta shall repair said damage (other than damage to Tenant’s Removable Property); provided, however, in no event shall Delta be required to repair such damage if such damage occurs during the last five (5) years of the initial term of this Lease or any renewal term thereof; provided, however, that if such damage occurs during the last five (5) years of the initial term of this Lease or the first renewal term, then Tenant shall have the option to exercise its first or second option to renew, as appropriate, at a fair market rental value to be determined in the manner set forth in Article 4 hereof, by providing Delta with written notice of such election to renew within thirty (30) days after the later of (i) the date of said damage, or (ii) the date of notification to Tenant of the judgment of the independent architect referred to in paragraph A above. If Tenant so elects to renew, Tenant shall have no right to rescind such election to renew and Delta shall be obligated to repair such damage (other than damage to Tenant’s Removable Property).

ARTICLE 20.                         CONDEMNATION

If all or part of the Premises, the Common Areas or the Mechanical/Electrical Facility shall be taken as a result of the exercise of the power of condemnation or eminent domain, this Lease shall terminate as to the part so taken as of the date of taking, and, in the case of a partial taking, Tenant shall have the right to terminate this Lease as to the balance of the Premises (or if such taking did not include any portion of the Premises, as to the whole of the Premises) by written notice to Delta within thirty (30) days after such date, provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises, Common Areas or Mechanical/Electrical Facility taken shall be of such extent and nature as to render the remainder of the Premises or the whole of the Premises, as the case may be, unsuitable or inadequate for the conduct of Tenant’s business therein (but assuming the award is applied to the reconstruction of the Data Center to a complete architectural unit in compliance with law). In the event of a total taking of the Premises, or a partial taking of the Premises or of the whole or part of the Common Areas and/or the Mechanical/Electrical Facility which renders the remainder of the Premises (or, if such taking did not include any portion of the Premises, which renders the whole of the Premises) unsuitable or inadequate for the conduct of Tenant’s business therein and results in a termination of this Lease, Tenant shall be entitled to appear in the action and prove and receive a portion of the award equal to the bargained value of Tenant’s leasehold estate, and to separately appear and prove and to receive an award for Tenant’s Removable Property (or any consequential damage thereto) and for moving expenses. The entire balance of the award shall belong to Delta and Tenant shall execute and deliver to Delta any assignment or other instrument evidencing Tenant’s release of any claim thereto as

Delta shall reasonably require. If Tenant shall be entitled to maintain a separate action for the value of its leasehold estate and for its moving expenses and the value of its Removable Property (or any consequential damage thereto), then Tenant shall maintain such action separately, and both Tenant and Delta shall be entitled to retain the award granted to each in their respective separate actions. If Tenant shall not be entitled to maintain a separate action for the value of its leasehold estate, and the condemning authority shall not make a determination allocating the award between Tenant and Delta as aforesaid, then, provided the award encompasses the respective interests described above, the award shall be allocated between Tenant and Delta on the basis of the relative values of their respective interests specified above. In the event of a partial taking which does not result in a termination of this Lease, Delta shall be entitled to the entire award but shall apply such award, to the extent necessary and only if reasonably feasible, to the reconstruction of the Data Center to a complete architectural unit in compliance with law; provided, if the award is insufficient to cover the cost of such reconstruction, Delta shall have the right to terminate this Lease, unless Tenant pays to Delta the amount by which the cost of such reconstruction exceeds the award. In the event of a partial taking of the Premises, Common Areas or Mechanical/Electrical Facility which does not result in a termination of this Lease, the Base Rental to be paid shall be reduced proportionately, based upon the proportion that the fair market rental value of the Premises immediately following the condemnation (giving effect to restoration of the Premises) bears to the fair market rental value of the Premises immediately prior to the condemnation, such reduction to take effect as of the date of the taking.

For purposes of this Article, the Premises, Common Areas or Mechanical/Electrical Facility, or a part thereof, as the case may be, shall be deemed to have been taken or condemned on the date on which actual possession of the Premises, Common Areas or Mechanical/Electrical Facility, or a part thereof, as the case may be, is acquired by any lawful power or authority, or, the date title vests therein, whichever is earlier.

Tenant’s right to appear and make claim in any condemnation proceeding shall survive the termination of this Lease and all rights of Delta and Tenant under this Article 20 shall survive termination of this Lease.

ARTICLE 21.                         INGRESS AND EGRESS

Tenant, its employees, visitors and suppliers of material and services shall have full and free rights of ingress and egress to and from the Premises seven (7) days a week, twenty-four hours per day, subject to security procedures reasonably acceptable to Delta and Tenant.

ARTICLE 22.                         SALE OF DATA CENTER AND RIGHT OF FIRST REFUSAL

A.            Tenant shall have a right of first refusal with respect to the Data Center as hereinafter set forth.        If at any time during the term of this Lease Delta shall receive a bonafide offer from any third party (which does not have the power of eminent domain) for the purchase of the Data Center (excluding any offer made as part of an offer to purchase all or substantially all of the assets of Delta and excluding any offer to purchase in connection with a “sale/leaseback” transaction referenced in paragraph C of this Article 22), which offer Delta shall desire to accept, Delta shall promptly deliver to Tenant a copy of such offer (the “Offer Notice”). The delivery of the Offer Notice to Tenant shall constitute a written offer by Delta to sell the Data Center to Tenant upon the same terms and conditions set forth in the Offer Notice. Tenant may, within thirty (30) business days after receipt of the Offer Notice, elect to purchase the Data

Center on the same terms and conditions as those set forth in the Offer Notice by delivering to Delta within said thirty (30) business days a written acceptance of the offer. If Tenant accepts the offer, Delta shall convey the Data Center to Tenant in accordance with the provisions of this Article and Tenant shall pay to Delta the purchase price and other consideration as set forth in the Offer Notice. If Tenant fails to accept the offer within the time period herein specified, Tenant’s right of first refusal shall terminate and Landlord shall be free to complete the proposed sale of the Data Center, provided that the terms on which such sale is consummated are not more favorable to the purchaser than the terms offered to Tenant pursuant to the Offer Notice and such sale is consummated within 180 days from the date the Offer Notice is given.

In the event that the third party purchaser that is the subject of an Offer Notice is an Affiliate of Delta, then Tenant’s right of first refusal as set forth herein shall remain in full force and effect following a transfer or other conveyance of the Data Center to such Affiliate.

B.            Delta agrees that it will not enter into a sale of the Data Center to a third party prior to the Commencement Date of this Lease, other than in connection with a sale of all or substantially all of the assets of Delta or in connection with a “sale/leaseback” transaction referenced in paragraph C of this Article 22.

C.            Tenant acknowledges that nothing contained in this Lease is intended to preclude or impair Delta from entering into a “sale/leaseback” transaction, so called, whereby Delta conveys the site of the Data Center or the site of the Data Center and the improvements thereon, and thereupon leases as lessee such site or such site and the improvements thereon, as the case may be, from its grantee. In the event of such a “sale/leaseback” of this Lease, Delta shall retain the landlord’s interest in and to this Lease. Any such “sale/leaseback” shall be subject to this Lease which shall remain in full force and effect and the priority hereof shall be unaffected by such “sale/leaseback.” Without limiting the effect of the immediately preceding sentence, the lease created by the “sale/leaseback” transaction and any encumbrances suffered or created in connection with such “sale/leaseback,” whether same shall encumber the grantee’s fee or Delta’s leasehold estate, shall be and remain subject and subordinate to this Lease.

D.            In the event of a sale or conveyance by Delta of the Data Center, the same shall operate to release Delta from any liabilities arising after such sale or conveyance upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, provided (i) such successor in interest has at such time a net worth of at least Twenty-Five Million Dollars ($25,000,000.00), or (ii) if such successor in interest does not have at such time a net worth of at least Twenty-Five Million Dollars ($25,000,000.00), Tenant shall have the right in the event of any default by such successor in interest to cure such default and to offset the cost thereof against the Rental due hereunder. The right of offset described in clause (ii) immediately above shall be subject to the following additional conditions: (a) said right of offset shall terminate with respect to such successor in interest at the end of three (3) years from the date of Such sale or conveyance if such successor in interest has performed its obligations as landlord under this Lease for a period of three (3) years from the date of sale or conveyance to said successor in interest, (b) Tenant shall not be entitled to exercise said right of offset unless Tenant has provided such successor in interest and the holder of any first mortgage affecting the Data Center with notice of such default (which Tenant shall be required to do only if Tenant has been furnished with the name of such successor in interest and such first mortgagee and the address to which notices are to be sent, and, in the case of a first mortgage, a copy thereof) and thirty (30) days have elapsed after such notice, within which period such parties have failed to cure such default (Tenant shall have the right, to cure such non-performance and to offset the cost thereof against the Rental due hereunder without prior notice to and without any grace period in the event of non-performance involving failure to maintain the insurance required under this Lease or to renew or replace such insurance prior to ten (10) days before the expiration thereof or failure to make physical repairs to the Data Center in cases of emergency), and (c) said right of offset shall be subject to Article 27, to the extent applicable under the provisions of this Lease, and paragraph D of Article 25 of this Lease. In the event of any sale or conveyance as a result of which Delta shall be released from liabilities arising after such sale or conveyance, Tenant agrees to look to such successor in interest to Delta with respect to all such liabilities arising from and after such sale or conveyance. In the event of a sale, conveyance or transfer by Delta, or any successor in interest to Delta, of the Data Center, the grantee shall succeed to the landlord’s interest in this Lease and shall be deemed to have assumed, from and after the date of such sale, transfer or conveyance, and be bound by, all covenants and agreements on the part of Delta under this Lease to be performed.

ARTICLE 23.                         COMPLIANCE WITH LEGAL REQUIREMENTS

Tenant covenants that, during the term of this Lease, Tenant shall, at its expense, comply promptly with all covenants, conditions, and restrictions and all applicable laws, statutes, ordinances, zoning restrictions, rules, regulations, orders, and any requirements of duly constituted public authorities now or hereafter in any manner affecting the Premises, whether or not any such laws, ordinances, or regulations which may hereafter be enacted involve a change of policy on the part of the governmental body enacting the same (collectively, the “Legal Requirements”); provided, that if such compliance requires repairs, alterations or improvements to the Data Center which are not specific to Tenant’s particular manner of use of the Premises other than as a Computer Data Operations Center, the cost of such repairs, alterations or improvements shall be paid by Delta and shall be part of Operating Expenses, unless capital in nature, in which case such costs shall be treated as described in Article 1 hereof with respect to capital improvements. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to contest by appropriate proceedings diligently conducted in good faith, in the name of Tenant or Delta or both, the validity or application of any Legal Requirement. Delta will cooperate reasonably, at Tenant’s expense, in any such contest, including joining in such contest as a party plaintiff or defendant, or bringing or allowing Tenant to bring or defend in the name of Delta any such contest. Tenant shall also have the right to delay compliance therewith until the final determination of any such proceeding, provided compliance with the same pending the prosecution of such proceeding may be delayed without subjecting Delta or Tenant to any criminal liability and without subjecting the Data Center, or any part thereof, to loss or forfeiture and provided Tenant indemnifies Delta during the process of such contest and provides assurances of indemnification reasonably satisfactory to Delta.

ARTICLE 24.                         LATE PAYMENTS

In the event that Tenant shall fail to pay to Delta on the date when due any payment owing to Delta pursuant to the terms of this Lease, said late payment shall bear interest at the rate of one percent (1%) per month (twelve percent (12%) per annum) from the date due and payable until the same shall have been fully paid.

ARTICLE 25.                         DEFAULT AND DELTA’S REMEDIES

A.            Each of the following shall be deemed to be an ‘Event of Default’ by Tenant under this Lease:

(i)            the failure of Tenant to pay when due any Rental or any other payment required pursuant to this Lease and the failure to cure such default for a period of ten (10) days after Delta shall have given Tenant a notice specifying such default; or

(ii)           the failure of Tenant to perform any other covenant, term, or condition of this Lease to be performed or observed by Tenant and the failure to cure such default within a period of thirty (30) days after written notice to Tenant by Delta thereof; or

(iii)          if Tenant shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due or shall file a petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file a petition in any proceeding seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or fail timely to contest the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or any material part of its properties; or

(iv)          if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment without the consent or acquiescence of Tenant, of any trustee, receiver or liquidator of Tenant or of any material part of its properties, such appointment shall not have been vacated; or

(v)           the abandonment of the Premises by Tenant (other than in connection with a claim of constructive eviction asserted in good faith by Tenant).

B.            Upon the occurrence of any Event of Default, then Delta may, at its option, pursue any one or more of the following remedies, without any notice or demand whatsoever, except as expressly provided: (i) terminate this Lease by written notice to Tenant, whereupon this Lease shall end, provided that no such termination of this Lease shall relieve Tenant of its liability and obligations under this Lease incurred prior to such termination; or (ii) as Tenant’s agent, without terminating this Lease, enter upon and rent the Premises at the best price obtainable by reasonable effort, without advertisement, and by private negotiations, for any term Delta deems proper. Tenant shall remain liable to Delta for the deficiency, if any, between the Rental and other sums payable by Tenant hereunder and the rent obtained by Delta on reletting, after deducting any attorney’s fees, commissions, and other expenses paid by Delta with respect to such reletting.  Entry pursuant to this paragraph B shall not be undertaken without process of law, unless Tenant has surrendered this Lease or has vacated the Premises.

C.            In the event Delta terminates this Lease as provided in Section B, above, then, and in said event, Delta shall have the following additional rights and remedies against Tenant:

(i)            Tenant, until the end of what would have been the term of this Lease in the absence of such termination and whether or not the Premises or any part thereof shall have been relet, shall be liable to Delta for, and shall pay to Delta, as liquidated and agreed current damages for Tenant’s default (a) the Rental and other sums which would be payable under this Lease by Tenant in the absence of such termination, less (b) the net proceeds, if any, of any reletting effected for the account of Tenant after deducting from such proceeds all of Delta’s expenses in connection with such reletting (including without limitation, all repossession costs, brokerage commissions, legal expenses, attorney’s fees and expenses of preparation for such reletting); Tenant will pay such current damages monthly on the days on which the Rental would have been payable under this Lease in the absence of such termination, and Delta shall be entitled to recover the same from Tenant on each such day; Delta will attempt in good faith to rent the Premises following the occurrence of an Event of Default by

Tenant hereunder, provided Tenant is no longer in occupancy of the Premises;

(ii)           At any time after such termination, whether or not Delta shall have collected any current damages as aforesaid, Delta shall be entitled to recover from Tenant, and Tenant shall pay to Delta upon demand, as and for liquidated and agreed final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand, an amount equal to the present value (discounted at the statutory legal rate in effect in Georgia as of the date of such calculation) of the excess, if any, of (a) the aggregate of the Rental and other sums which would be payable under this Lease from the date of such demand (or, if it be earlier, the date to which Tenant shall have satisfied in full its obligations under clause (i), above, to pay current damages) for what would be the then unexpired term of this Lease in the absence of such termination over (b) the fair market rental value of the Premises for the same period.

D.            Notwithstanding any other provision hereof, where any default (other than a payment default described in Article 25, paragraph A, subparagraph (i) hereof) by either party under this Lease is of such a nature that it cannot be cured within the time otherwise permitted herein, then said default can be cured if the party in default commences the necessary curative action within said time and diligently proceeds with said curative action thereafter until completion and so long as the defaulting party diligently proceeds with said curative action, such party shall not be considered to be in default hereunder and no Event of Default shall or shall be deemed to have occurred hereunder.

E.             All Delta’s rights and remedies hereunder shall be nonexclusive, cumulative and in addition to all other rights and remedies it may have at law or in equity.

F.             Notwithstanding anything to the contrary contained herein, in the event Delta elects to terminate this Lease as a result of the occurrence of an Event of Default hereunder, it shall give Tenant a notice of intention to end the term of this Lease at the expiration of five (5) days from the date of the giving of such notice of intention, and, in the event such notice is given, this Lease and the term and estate hereby granted shall terminate upon the expiration of such five (5) days.

ARTICLE 26.                         HOLDING OVER

This Lease shall terminate and become null and void without further notice upon the expiration of the term herein specified, and any holding over by Tenant after such expiration shall not constitute a renewal hereof or give Tenant any rights under this Lease, except as otherwise herein provided, it being understood and agreed that this Lease cannot be renewed, extended, or in any manner modified except in writing signed by both parties hereto and as otherwise expressly provided herein. If Tenant shall hold over for any period after the expiration of said term, Delta may, at its option, exercised by written notice to Tenant, treat Tenant as a tenant from month-to-month commencing on the first (1st) day following the expiration of this Lease and subject to the terms and conditions herein contained except that the Base Rental, which shall be payable in advance, shall be one hundred fifty percent (150%) of the Base Rental applicable at the date of expiration. If Tenant fails to surrender the Premises upon the expiration of this Lease despite demand to do so by Delta, Tenant shall indemnify and hold Delta harmless from all loss or liability, including without limitation, any claims made by any succeeding Tenant founded on or resulting from such failure to surrender. This Article 26 shall survive the termination of this Lease, by lapse of time or otherwise.

ARTICLE 27.                         UNAVOIDABLE DELAY

If either party hereto is delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, or other reason of like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of that act shall be excused for the period of the delay and the period of the performance of that act shall be extended for a period equivalent to the period of such delay; provided, however, the provisions of this Article 27 shall not relieve Tenant of its obligation to pay Rental and other charges and costs as required by the other provisions of this Lease and nothing herein shall extend the term of this Lease beyond the term set forth in Article 3 hereof or as such term may be extended pursuant to Article 4 hereof.

ARTICLE 28.                         NOTICES

All notices given or required herein shall be deemed sufficiently delivered as of the date of receipt if delivered in person, or as of the third business day following the date of posting if sent United States mail, certified or registered, postage prepaid, to the addresses specified below or at such other address as such parties shall specify in accordance with this Article.

If to Delta:

Delta Air Lines, Inc.
Hartsfield Atlanta International Airport
Atlanta, Georgia 30320

Attention:       Assistant Vice President-Properties

If to Tenant:

c/o Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, Georgia 30320-6001

Attention:       Chief Executive Officer of
WORLDSPAN, L.P.

Telecopier Number: (404) 765-5963

ARTICLE 29.                         WAIVERS

No waiver by Delta or Tenant of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by the other party of the same or any other provision. Delta’s or Tenant’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Delta’s or Tenant’s consent to or approval of any subsequent act by the other.

ARTICLE 30.                         SCOPE AND AMENDMENT

This Lease is and shall be considered to be the entire agreement between the parties hereto with respect to the leasing of the Premises and shall supersede any prior agreements between said parties. All negotiations and oral agreements acceptable to both parties are included herein. Delta makes no representations to Tenant beyond those contained in this

Lease and all reliance by Tenant with respect to any representations is solely upon the representations set forth in this Lease. No amendment or other modification of this Lease shall be effective unless in a writing signed by the parties hereto.

ARTICLE 31.                         MISCELLANEOUS

A.            Time is of the essence of this Lease.

B.            The Article headings herein are used only for the purpose of convenience and shall not be deemed to contain or limit the subject matter of the Articles hereof, nor to be considered in the construction thereof.

C.            Each and all of the obligations, covenants, conditions and restrictions of this Lease shall inure, subject to the restrictions against assignments and subletting in this Lease contained, to the benefit of and be binding upon and enforceable against, as the case may require, any assignee, transferee, grantee, sublessee, and other successor in interest of Delta or Tenant, as the case may require.

D.            Any provision of this Lease determined to be invalid, void or unenforceable by a court of competent jurisdiction, shall in no way affect any other provision hereof.

E.             This Lease shall be governed by and construed and enforced in accordance with the laws of the State of Georgia. Except with respect to choice of law, all disputes between Tenant and Delta with respect to the terms of this Lease and the obligations of each party hereunder (other than possessor remedies) shall be subject to the Master Arbitration Agreement, dated as of February 7, 1990, by and among Delta, Trans World Airlines, Inc., Trans World PARS, Inc., Trans World Computer Services, Inc., NWA Inc., Northwest Airlines, Inc., Northwest PARS, Inc., Northwest Computer Services, Inc., Delta Ventures I, Inc., Delta Ventures II, Inc., Delta Ventures III, Inc., PARS Marketing Partnership, PARS Service Partnership, NEWCRS Limited, Inc. and WORLDSPAN, L.P., and whenever reference is made herein that any dispute or other matter shall be determined by arbitration, such arbitration shall be conducted pursuant to such Master Arbitration Agreement.

F.             In this Lease the neuter gender includes the feminine and masculine and the singular number includes the plural wherever the context so requires.

G.            This Lease may be executed in any number of counterparts, each of which is an original, but all of which shall constitute one instrument.

H.            Either party hereto shall, at any time and from time to time, upon not less than twenty (20) days prior notice from the other party, execute, acknowledge and deliver to the other party a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), and the dates to which the rent and other charges have been paid in advance, and stating whether or not to the best knowledge of the signer of such statement the other party is in default in keeping, observing or performing any term, covenant, agreement, provision, condition or limitation contained in this Lease and, if there be a default, specifying each such default.

I.              Delta represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the Rental and performing its other covenants and agreements herein set forth, shall peaceably and quietly have, hold, and enjoy the Premises for the full term of this Lease and any renewal thereof without molestation or hindrance from Delta or anyone claiming by, through or under Delta, subject to the terms and provisions of this Lease.

J.             Upon the request of either party, Delta and Tenant shall execute and deliver to the other a memorandum or short form of this Lease, in recordable form, within thirty (30) days of such request, which memorandum or short form of this Lease will be recorded, at the expense of the requesting party, to give notice to third parties of the existence of this Lease. The requesting party shall be entitled to record this Lease if the memorandum or short form of this Lease is not timely delivered and properly executed for recording. Upon expiration or earlier termination of the term of this Lease, Tenant shall execute such instrument in recordable form as may be reasonably requested by Delta, to clear such memorandum or short form of lease from the public records and from Delta’s title to the Data Center. If Tenant fails to do so within thirty (30) days after having been provided with an appropriate instrument for such purpose, then Delta, as Tenant’s agent and attorney-in-fact (hereby appointed solely for such limited purpose), may execute such instrument and cause same to be delivered and recorded on Tenant’s behalf. If this Lease, or a memorandum or short form thereof, has not previously been recorded, Delta shall record this Lease, or a memorandum or short form thereof, prior to entering into any mortgage of the Data Center.

K.            At the time of execution and delivery of this Lease, Attachment 1 will not be affixed. Delta and Tenant recognize that the law is unclear as to the consequences of a failure to affix Attachment 1 at said time. Nevertheless, this Lease contains numerous covenants and agreements of Tenant and Delta which pertain to their respective rights, obligations, claims and liabilities prior to the affixation of Attachment 1 to this Lease. It is the intention of Delta and Tenant that prior to the affixation of Attachment 1 to this Lease, this Lease operate as a contract between Tenant and Delta as to such covenants and agreements, and that, without otherwise affecting the nature of such covenants and agreements between Tenant and Delta, such covenants and agreements be independently enforceable at law and in equity, as if, prior to the affixation of Attachment 1 to this Lease, such covenants and agreements operated as independent covenants and agreements between Tenant and Delta.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed by their duly authorized officers, the day and year first above written.

DELTA AIR LINES, INC.

	By:	/s/ Julius P. Gwin
Title: Vice President-Comptroller

Signed, sealed and delivered in the presence of:	ATTEST:

/s/ Susan L. Smith	By:	/s/ Mary E. Raine
Unofficial Witness		Title Assistant Secretary & Senior Attorney

/s/ Frances W. Hall
Notary Public

SIGNATURE CONTINUED ON NEXT PAGE

WORLDSPAN, L.P.

Signed, sealed and delivered in the presence of:	By:	Trans World Pars, Inc., General Partner

/s/ Abby Brown	By:	/s/ Mark S. Mulvany
Unofficial Witness		Vice President

/s/ Frances Foley		[SEAL]
Notary Public

Signed, sealed and delivered in the presence of:	By:	Northwest Pars, Inc., General Partner

/s/ Abby Brown	By:	/s/ Raymond G. Foss
Unofficial Witness		Vice President

/s/ Frances Foley		[SEAL]
Notary Public

Signed, sealed and delivered in the presence of:	By:	Delta Ventures I, Inc., General Partner

/s/ Abby Brown	By:	/s/ Julius P. Gwin
Unofficial Witness		Assistant Treasurer

/s/ Frances Foley		[SEAL]
Notary Public

Signed, sealed and delivered in the presence of:	By:	Delta Ventures II, Inc., General Partner

/s/ Abby Brown	By:	/s/ Julius P. Gwin
Unofficial Witness		Assistant Treasurer

/s/ Frances Foley		[SEAL]
Notary Public

Signed, sealed and delivered in the presence of:	By:	Delta Ventures III, Inc., General Partner

/s/ Abby Brown	By:	/s/ Julius P. Gwin
Unofficial Witness		Assistant Treasurer

/s/ Frances Foley		[SEAL]
Notary Public

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (hereinafter referred to as this “Amendment”) is made and entered into as of the 3rd day of March, 2003, by and between DELTA AIR LINES, INC., a Delaware corporation (“Landlord”), and WORLDSPAN, L.P., a Delaware limited partnership (“Tenant”) (Landlord and Tenant being hereinafter collectively referred to as the “parties”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated February 7, 1990 (the “Lease”), covering premises which were constructed by Landlord and containing space for the computer reservations systems operations of Tenant, as more particularly described in the Lease;

WHEREAS, pursuant to that certain Partnership Interest Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), by and among Landlord, Tenant, NWA, Inc., a Delaware corporation (“Northwest”), American Airlines, Inc., a Delaware corporation (“American”), NewCRS Limited, Inc., a Delaware corporation (“NewCRS”) and Travel Transaction Processing Corporation, a Delaware corporation (“Purchaser”), Landlord, Northwest, American and NewCRS have agreed to sell their respective partnership interests in Tenant to Purchaser; and

WHEREAS, Landlord and Tenant desire to modify and amend the Lease as more fully set forth below, but Landlord and Tenant expressly desire that this Amendment not be effective unless and until the consummation of the “Closing” (as that term is defined in Section 1.3 of the Purchase Agreement) under the Purchase Agreement.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby covenant and agree as follows:

1.             Recitals.  The recitals set forth above are incorporated into and made a part of this Amendment.

2.             Definitions.  Unless otherwise expressly provided in this Amendment, the capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

3.             Amendment of Lease.  Upon the satisfaction of the condition precedent to the effectiveness of this Amendment set forth in Section 4 below, Landlord and Tenant do hereby modify and amend the Lease as follows:  Paragraph A of Article 5 entitled “USE OF

PREMISES” is hereby deleted in its entirety, and the following new Paragraph A of Article 5 is hereby inserted in lieu thereof:

“A.          The Premises shall be used solely as a Computer Data Operations Center and to carry on any other lawful activities related thereto, provided that any use of the Premises other than as a Computer Data Operations Center shall not interfere with or disrupt the use by Delta or any tenant of Delta (other than Tenant) of the building (other than the Premises) as a Computer Data Operations Center and shall be subject to Delta’s approval, which approval shall not be unreasonably withheld or delayed.”

4.             Condition Precedent to Effectiveness of Amendment.  Landlord and Tenant expressly agree that this Amendment shall not become effective unless and until the consummation of the Closing under the Purchase Agreement; provided, that Landlord and Tenant further agree that should the Closing not occur under the Purchase Agreement, then this Amendment shall become null and void ab initio and shall never become effective between the parties.

5.             Ratification.  Except as herein above set forth, the Lease shall remain unmodified and in full force and effect, and Landlord and Tenant do hereby ratify and confirm the Lease, as modified and amended herein upon the satisfaction of the condition precedent to the effectiveness of this Amendment set forth in Section 4 hereof.

6.             Counterparts.  This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  This Amendment may be executed and delivered by facsimile transmission, the parties intending that faxed signatures constitute original signatures and that a faxed copy or counterpart of this Amendment containing signatures (original or faxed) of a party shall be binding upon that party.

The Remainder of this Page is Intentionally Left Blank

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the date first above written.

Signed, sealed and delivered in the presence of:	LANDLORD:
DELTA AIR LINES, INC. a Delaware corporation
Unofficial Witness

	By:	/s/ M. Michele Burns
Notary Public	Name: M. Michele Burns
Title:: Executive Vice President and Chief Financial Officer
My Commission expires:

[NOTARIAL SEAL]

Signed, sealed and delivered in the presence of:	TENANT:
/s/ Ann. S. Strond	WORLDSPAN, L.P., a Delaware limited partnership
Unofficial Witness

/s/ Bonnie S. Davidson	By:	/s/ Paul J. Blackney
Notary Public	Name: Paul J. Blackney
Title: President and Chief Executive Officer
My Commission expires: March 11, 2006

[NOTARIAL SEAL]

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